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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into effective as of June 1, 2003, by and between Mobility Electronics, Inc., a Delaware corporation ("Employer"), and Tim Jeffries ("Employee").

                                   WITNESSETH:

         WHEREAS, Employee is currently an Executive Vice President and Chief Operating Officer of Employer, and Employer desires to employ Employee as provided herein, and Employee desires to accept such employment; and

         WHEREAS, Employee shall, as an employee of Employer, have access to confidential information with respect to Employer and its affiliates;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

         2. Duties. Subject to the power of the Board of Directors of Employer to elect and remove officers, Employee shall serve Employer as Executive Vice President and Chief Operating Officer of Employer, and shall perform, faithfully and diligently, the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the Chief Executive Officer or Board of Directors (the "Board") of Employer. Employee shall report directly to the Chief Executive Officer of Employer. Employee shall devote his full time, attention, energies and business efforts to his duties hereunder and to the promotion of the business and interests of Employer and its affiliates.

         3. Term. Unless earlier terminated pursuant to Section 6 below, the term of this Agreement shall commence as of the date hereof, and shall end on June 1, 2005; provided, however, that the term shall automatically renew for an additional one-year period at the end of the original two-year term and any additional one-year term, unless either party gives written notice to the other party, at least ninety (90) days prior to the end of the applicable term, of such party's termination of this Agreement at the end of the applicable term. As used herein, "Term" shall mean the original term and any additional renewal term(s).

         4. Compensation. As compensation for services rendered under this Agreement, during the Term Employee shall be entitled to receive the compensation as provided in Exhibit A attached hereto. In addition, Employer shall reimburse Employee for all reasonable and necessary out-of-pocket travel expenses, commute expenses and other expenses incurred by Employee in rendering services required under this Agreement, on a regular basis upon submission of detailed statements and reasonable documentation. Employer shall also reimburse Employee for all reasonable and customary re-location expenses, as mutually agreed to by Employer and Employee (which mutual agreement shall not be unreasonably withheld by


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Employer), net of associated taxes, upon submission of detailed statements and reasonable documentation.

         5. Confidentiality.

            (a) Acknowledgment of Proprietary Interest. Employee recognizes the proprietary interest of Employer and its affiliates in any Trade Secrets (as hereinafter defined) of Employer and its affiliates. Employee acknowledges and agrees that any and all Trade Secrets currently known by Employee or learned by Employee during the course of his engagement by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the property of Employer and its affiliates. Employee further acknowledges and understands that his disclosure of any Trade Secrets will result in irreparable injury and damage to Employer and its affiliates. As used herein, "Trade Secrets" means all confidential and proprietary information of Employer and its affiliates, now owned or hereafter acquired, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by Employer or its affiliates and information related to the business, products or sales of Employer or its affiliates, or any of their respective customers, other than information which is otherwise publicly available.

            (b) Covenant Not-to-Divulge Trade Secrets. Employee acknowledges and agrees that Employer and its affiliates are entitled to prevent the disclosure of Trade Secrets. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the Term and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer and its affiliates to further the business of Employer and its affiliates, and not to use except in the pursuit of the business of Employer and its affiliates, the Trade Secrets, without the prior written consent of Employer, including Trade Secrets developed by Employee.

            (c) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other information pertaining to Trade Secrets. Employee shall not retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

            (d) Competition During Employment. Employee agrees that during the Term, neither he, nor any of his affiliates, will directly or indirectly: (i) compete with Employer or its affiliates in the portable or handheld computer power, docking, and connectivity business, which is defined as product lines or businesses that are competitive with products that are manufactured, marketed or sold by Employer and its affiliates during the Term or under development during the Term (the "Business"); or (ii) act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is in competition with Employer; provided, however, that this Section 5(d) shall not prohibit Employee or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1% in any publicly-traded company


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which is in competition with Employer. Furthermore, Employee agrees that during the Term, he will undertake no planning for the organization of any business activity competitive with the Business and Employee will not combine or conspire with any other employees of Employer and its affiliates for the purpose of the organization of any such competitive business activity.

            (e) Competition Following Employment. Employee agrees that for a period of one-year after the termination or cessation of his employment for Employer for any reason whatsoever, neither he, nor any of his affiliates, will directly or indirectly: (i) compete with Employer or its affiliates in the Business; (ii) act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is in competition with Employer; or (iii) undertake or plan for the organization of any business activity in competition with Employer and Employee will not combine or conspire with any other employees of Employer or its affiliates for the purpose of the organization of any such competitive business activity; provided, however, that this Section 5(e) shall not prohibit Employee or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1% in any publicly-traded company which is in competition with Employer.

         6. Termination. This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events (each, a "Termination Event"):

            (a) The expiration of the Term;

            (b) The death of Employee;

            (c) The Excessive Absence (as hereinafter defined) of Employee;

            (d) Written notice to Employee from Employer of termination for Just Cause (as hereinafter defined);

            (e) Written notice to Employee from Employer of termination for any reason other than subparts (a), (b), (c) or (d) above;

            (f) Written notice to Employer from Employee of termination for any reason other than Constructive Termination (as hereinafter defined); or

            (g) Written notice to Employer from Employee of termination for Constructive Termination.

         In the event of the termination of Employee's employment pursuant to
(a), (b), (c), (d) or (f), then Employee shall be entitled to only the compensation earned by Employee as of, and payable for the period prior to, the date of such Termination Event. In the event of the termination of Employee's employment pursuant to (e) or (g) above, Employee shall continue to receive the salary provided for in Exhibit A for a period equal to six (6) months following the date of termination. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 5 above shall survive any termination, for whatever reason, of Employee's employment under this Agreement.


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         For purposes of this Section 6 the following terms have the following meanings:

                  "Constructive Termination" shall mean: (a) a material reduction in Employee's duties and responsibilities without Employee's consent; (b) if Employee is terminated as the Chief Operating Officer of Employer; (c) any breach by Employer of any of the material terms of, or the failure to perform any material covenant contained in this Agreement and following written notice thereof from Employee to Employer, Employer does not cure such breach or failure within fifteen
         (15) days thereafter; provided, however, that Employer will not be entitled to cure any such breach or failure more than one time in any consecutive three month period; (d) a required relocation by Employee from the Phoenix, Arizona metroplex; or (e) a reduction in Employee's Salary without Employee's prior written consent.

                  "Excessive Absence" of Employee shall mean his inability, for whatever reason, to perform his duties under this Agreement for a continuous period of 60 days or for 120 days out of a continuous period of 240 days, unless otherwise approved by the Board.

                  "Just Cause" shall mean (a) conviction of a felony or commission of any act of fraud, moral turpitude or dishonesty, (b) an intentional, material violation of a statutory or fiduciary duty not corrected within ten days after notice from Employer, (c) any material breach by Employee of any of the terms or conditions of, or the failure to perform any material covenant contained in, this Agreement and Employee does not cure such breach or failure within ten days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (c) more than one time in any consecutive three (3) month period, or (d) the violation by Employee of reasonable instructions or policies established by Employer with respect to the operation of its business and affairs or Employee's failure to carry out the reasonable instructions of the Chief Executive Officer, or Board and following notice thereof from Employer to Employee, Employee does not cure any such violation or failure within ten days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (d) more than one time in any consecutive three (3) month period.

         7. Change in Control.

            (a) Termination Payment. Notwithstanding anything to the contrary contained in Section 6 above, if Employee's employment with Employer is terminated by: (i) Employer by reason of subpart (e) of the first paragraph of
Section 6 above; or (ii) Employee by reason of subpart (g) of the first paragraph of Section 6 above, and, in either case, such termination occurred within two (2) years following a Change In Control (as defined in subparagraph
(b) below) (a "Triggering Event"), then, in either event, Employee shall be entitled to receive a lump-sum payment equal to: (y) Employee's then current annual salary, plus (z) an amount equal to Employee's maximum bonus for the applicable year (assuming for such purposes, that 100% of the targets were achieved).

         In addition, following the occurrence of a Triggering Event: (i) Employer shall continue to provide coverage to Employee under the health plans that the Company has in effect following


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the Triggering Event to the same extent as such coverage is provided to other executive officers of Employer (provided, however, if Employer's health insurance plan excludes the continued participation of Employee or any of his dependents or beneficiaries, then Employer shall arrange to provide to Employee or such eligible dependents or beneficiaries substantially similar benefits) until the later of: (y) Employee's employment with another company which provides health insurance generally to its employees; or (z) the fifth anniversary of the date of the Triggering Event; and (ii) all stock options held by Employee shall become immediately and fully vested and exercisable and all shares of restricted stock issued to Employee under any benefit plan shall become immediately and fully vested and not subject to restriction, and the term of any stock option, at the option of Employee, shall be automatically extended to the maximum term under the applicable stock option agreement (with any such extended stock option that is an incentive stock option being deemed to be changed to a non-qualified stock option).

            (b) Change In Control. A "Change in Control" means the occurrence of one or more of the following events:

                  (i) Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act or 1934, as amended (the "Exchange Act"), other than Employer (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of Employer's then outstanding common stock or equivalent in voting power of any class or classes of Employer's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities");

                  (ii) Shares representing 50 percent or more of the combined voting power of Employer's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by Employer or its subsidiaries, directors or executive officers);

                  (iii) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board or of any successor to Employer;

                  (iv) Following the date hereof, Employer is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (1) any party to such merger or consolidation, or (2) any affiliates of any such party; or


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                  (v)      Employer transfers more than 50 percent of its
                           assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of Employer, or Employer transfers a business unit and/or business division responsible for more than 35% of Employer's revenue for the twelve-month period preceding the month in which such transfer occurred, in either case, to another entity that is not wholly-owned by Employer. Any determination required above in this subsection (v) shall be made by the Compensation Committee of the Board, as constituted immediately prior to the occurrence of such event.

         8. Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Agreement (either actual or threatened) by Employee, Employer's and its affiliates remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer and its affiliates shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law, in equity or provided herein, and such rights and remedies shall be cumulative.

         9. Acknowledgments. Employee acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 5 above by Employer and its affiliates will not interfere with Employee's ability to pursue a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and its affiliates.

         10. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by facsimile transmission, courier service, overnight delivery service or by mail, registered or certified, postage prepaid with return receipt requested, as follows:

                  If to Employer:        Mobility Electronics, Inc.
                                         17800 N. Perimeter Drive, Suite 200
                                         Scottsdale, Arizona  85255
                                         Attn: Charles R. Mollo
                                         Fax: (480) 477-3639

                  with a copy to:        Richard F. Dahlson, Esq.
                                         Jackson Walker L.L.P.
                                         2435 N. Central Expressway, Suite 600
                                         Richardson, Texas  75080
                                         Fax: (972) 744-2990


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                  If to Employee:        Tim Jeffries
                                         c/o Mobility Electronics, Inc.
                                         17800 N. Perimeter Drive, Suite 200
                                         Scottsdale, Arizona  85255
                                         Attn: Charles R. Mollo
                                         Fax: (480) 477-3639

Notices delivered personally or by facsimile transmission, courier service or overnight delivery shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.

         11. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written between the parties hereto with respect to the subject matter hereof. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

         12. Governing Law and Venue. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

         13. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any affiliate or to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. The parties hereto acknowledge and agree that Employer's affiliates are third-party beneficiaries of the covenants and agreements of Employee set forth in Section 5 above.

         14. Estate. If Employee dies prior to the payment of all sums owed, or to be owed, to Employee pursuant to Section 4 above, then such sums, as they become due, shall be paid to Employee's estate.

         15. Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

         16. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.


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         17. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         18. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         19. Affiliate. An "affiliate" of any party hereto shall mean any person controlling, controlled by or under common control with such party.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                MOBILITY ELECTRONICS, INC.


                                                By:  /s/ Charles R. Mollo
                                                         Charles R. Mollo,
                                                         Chief Executive Officer


                                                     /s/ Tim Jeffries
                                                         Tim Jeffries


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                                    EXHIBIT A




1. Annual Salary: Annual Salary will be at the rate of $215,000 per year, subject to periodic increase at the discretion of the Board.

2. Bonuses: Employee shall be eligible to receive an annual calendar year bonus (which shall have a minimum targeted bonus of at least fifty percent (50%) of Employee's then applicable annual Salary, subject to periodic review for increases by the Board), if earned, pursuant to Employer's Executive Bonus Plan, as the same may be in force and effect from time to time.

3. Benefits: Employee shall be entitled to receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee, which shall specifically include four weeks of paid vacation per calendar year (pro rated for partial years).

4. Duke MBA Program. Employer agrees to reimburse Employee for up to $99,000 of Employee's tuition and education costs for the Duke Global Executive MBA Program which Employee is currently enrolled, and which MBA program will conclude with Employee's graduation on the projected date of December 12, 2003, with such reimbursement coming in eight (8) equal quarterly installments, commencing on April 15, 2003, and payable on the fifteenth day of each subsequent calendar quarter; provided, however that: (i) if Employee does not remain an employee of Employer through January 1, 2005, then at such time as Employee ceases to be an employee of Employer, all such reimbursements shall cease and Employee shall immediately pay back to Employer all amounts previously paid by Employer to Employee in reimbursement of such expenses; and (ii) in the event of a Change in Control of Employer, all of such installments shall immediately be accelerated and paid, and the payback obligation described in (i) above shall terminate.

5. Stock Options: Employee shall be entitled to receive grants of stock options as may be determined by the Board from time to time.


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